DAVIES WARD PHILLIPS & VINEBERG LLP

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                                                         July 20, 2004
Pure World, Inc.
376 Main Street, P.O. Box 74
Bedminster, NJ 07921

         Re:      Registration Statement on Form S-8

         Ladies and Gentlemen:

     We have acted as counsel for Pure World, Inc., a Delaware corporation (the "Company"), in connection with the Company's Registration Statement on Form S-8 filed by the Company with the Securities and Exchange Commission on July 20, 2004 (the "Registration Statement").

     The Registration Statement covers the registration of (i) 293,700 shares of common stock ("Shares") issuable upon the exercise of options previously granted under the Company's 1991 Non-Qualified Stock Option Plan (the "1991 Plan"); (ii) 541,450 Shares issuable upon exercise of options previously granted under the Company's 1997 Non-Qualified Stock Option Plan (the "1997 Plan" and together with the 1991 Plan, the "Plans"); (iii) 482,700 Shares issuable upon exercise of options granted outside of the Plans (non-Plan Options); (iv) 660,000 Shares that have previously been issued under non-Plan Options; (v) 8,550 shares of common stock issuable under options available for grant under the 1997 Plan, which includes an aggregate of 1,502,500 Shares used for reofferings or resales by affiliates of the Company, that either (a) have been previously issued by the Company upon exercise of non-Plan Options or (b) may be issued upon exercise of Plan and non-Plan Options previously granted by the Company.

     We examined the Registration Statement and have also examined and relied as to factual matters upon originals or copies of such documents, records, certificates, and other instruments as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the authenticity and completeness of all documents, records, certificates and instruments submitted to us as originals, and the conformity with originals of all documents, records, and instruments submitted to us as copies.

     This opinion is limited solely to the Delaware General Corporation Law, as applied by courts located in Delaware, the applicable provisions of the Delaware Constitution, and the reported judicial decisions interpreting those laws, and we do not express any opinion herein concerning any other law.

     Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized by the Company. We are also of the opinion that the Shares issued to date have been, and the Shares to be issued will be, when issued and delivered by the Company pursuant to the Plan and non-Plan Options and paid for in full in accordance with the terms of the Plan and non-Plan Options, legally issued, fully paid, and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                          Very truly yours,

                                      /s/   DAVIES WARD PHILLIPS & VINEBERG LLP